For the semi-annual period ended 3/31/97
File number 811-7343


                          SUB-ITEM 77C
      Submission of Matters to a Vote of Security Holders

                               EXHIBITS

     A special Meeting of Shareholders was called for October 30,
1996.   At  such meeting the shareholders approved the  following
proposals:

     A) Approval that Edward D. Beach, Delayne Dedrick Gold, Robert F. Gunia, Donald D. Lennox, Douglas H. McCorkindale, Mendel A. Melzer, Thomas T. Mooney, Stephen P. Munn, Richard A. Redeker, Robin B. Smith, Louis A. Weil, III and Clay T. Whitehead are duly elected to serve as Directors of the Fund until the earlier to occur of (i) the next meeting of Shareholders at which Directors are elected and until his or her successor shall have been duly elected and shall have qualified or (ii) their terms expire in accordance with the Fund's retirement policy.

                         Affirmative
                         Votes Cast               Votes Withheld
Edward D. Beach               15,079,049               520,213
Delayne Dedrick Gold          15,078,729               520,533
Robert F. Gunia               15,106,927               492,335
Donald D. Lennox              15,082,520               516,742
Douglas H.  McCorkindale      15,096,923               502,339
Mendel A. Melzer              15,088,878               510,384
Thomas T. Mooney              15,098,245               501,017
Stephen P. Munn               15,108,112               491,150
Richard A. Redeker            15,097,739               501,523
Robin B. Smith           15,090,594               508,668
Louis A. Weil, III            15,086,750               512,512
Clay T. Whitehead             15,095,566               503,696

     B)    Approval  of the proposed elimination of   the  Fund's
     fundamental investment restriction relating to investment in securities of unseasoned issuers, as described in such Fund's proxy statement.

          For                 Against             Abstain
          10,639,763               698,869             698,402


     C) Approval of the selection of Deloitte & Touche LLP as independent accountants for the Fund conditioned upon the right by vote of a majority of such Fund's outstanding voting shares at any meeting called for the purpose to terminate such employment forthwith without penalties.

          For                 Against             Abstain
          14,829,935               204,443             564,884

     D) In their discretion on any other business which may properly come before the meeting or any adjournment thereof.